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NRx Pharmaceuticals (NASDAQ:NRXP) Announces Plan to Distribute Shares of HOPE Therapeutics and Royalty Rights on Ketamine Sales to Existing NRx Shareholders

•	NRx Pharmaceuticals Board of Directors has authorized its Chairman, CEO, and management to take all necessary steps to affect the Dividend and Royalty Rights to NRXP Shareholders and applicable warrant holders
•	Dividend is intended to distribute 49% of HOPE Therapeutics stock and a Royalty Right for 1% of Ketamine sales made by HOPE
•	Effective date to be declared as soon as all required legal, accounting, and regulatory steps have been completed
•	Proxy voting instructions included below

RADNOR, Pa., March 18, 2024 /PRNewswire/ -- NRx Pharmaceuticals, Inc. (Nasdaq: NRXP) (“NRx Pharmaceuticals”, the “Company”) today Announced that its Board of Directors (Board) has authorized its Chairman and management to take all necessary steps to affect a Dividend of HOPE Therapeutics (“HOPE”) stock along with a royalty right of 1% of Ketamine sales to NRXP Shareholders and applicable warrant holders. The intent of the Board is to distribute 49% of HOPE stock in this dividend. Shares of HOPE are planned to be publicly listed.

“This Dividend is another important step to building value for all of the Company’s stakeholders. We are pleased to be taking these concrete steps to unlocking the power and value of our Ketamine franchise for the investors who have supported the company and patients who need this potentially lifesaving product,” said Dr. Jonathan Javitt, Founder, Chairman and Chief Scientist of NRx Pharmaceuticals and co-CEO of Hope Therapeutics. “As we build HOPE into a thriving, publicly-traded Specialty Pharmaceutical company we look forward to continuing to reward our investors.”

Instructions and further details will be communicated through the Company’s website and usual channels as they become available.

HOPE Therapeutics was recently formed to advance HTX-100 (IV Ketamine) to a New Drug Application filing and subsequent commercialization in the near term, and also facilitate sales of ketamine through high quality 503 a and 503b licensed pharmacies beginning in 2Q24. HOPE will additionally focus on digital therapeutics and other technologies to extend the pharmacologic effect of ketamine. Together, these efforts are intended to create a revenue generating Specialty Pharmaceutical company in 2024.

Proxy Voting

By now shareholders should have received a proxy statement and voting card for NRx’s special meeting to be held on March 21, 2024. All votes need to be completed by March 20, 2024.

If you have a control number, you can vote here: https://www.cstproxyvote.com/

If you have not yet received any voting instructions, the Company can help. If you have any issues with voting, please reach out to Stephen Freyman of Alliance Advisors for immediate assistance. Stephen’s contact info is sfreyman@allianceadvisors.com T: 1 (973) 518 3365.

About NRx Pharmaceuticals

NRx Pharmaceuticals is a clinical-stage biopharmaceutical company developing therapeutics based on its NMDA platform for the treatment of central nervous system disorders, specifically suicidal bipolar depression, chronic pain and PTSD. The Company is developing NRX-101, an FDA-designated investigational Breakthrough Therapy for suicidal treatment-resistant bipolar depression and chronic pain. NRx has partnered with Alvogen and Lotus around the development and marketing of NRX-101 for the treatment of suicidal bipolar depression. NRX-101 additionally has potential to act as a non-opioid treatment for chronic pain, as well as a treatment for complicated UTI.

NRx has recently announced plans to submit a New Drug Application for HTX-100 (IV ketamine), through Hope Therapeutics, in the treatment of suicidal depression, based on results of well-controlled clinical trials conducted under the auspices of the US National Institutes of Health and newly obtained data from French health authorities, licensed under a data sharing agreement. NRx was awarded Fast Track Designation for development of ketamine (NRX-100) by the US FDA as part of a protocol to treat patients with acute suicidality.

About HOPE Therapeutics, Inc.

HOPE Therapeutics, Inc. (www.hopetherapeutics.com) is a Specialty Pharmaceutical Company, wholly-owned by NRX Pharmaceuticals focused on development and marketing of an FDA-approved form of intravenous ketamine for the treatment of acute suicidality and depression together with a digital therapeutic-enabled platform designed to augment and preserve the clinical benefit of NMDA-targeted drug therapy.

Notice Regarding Forward-Looking Statements

The information contained herein includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, among others, statements regarding the proposed public offering and the timing and the use of the proceeds from the offering. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “believe,” “intend,” “look forward,” and other similar expressions among others. These statements relate to future events or to the Company’s future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects the Company’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to the Company’s operations, results of operations, growth strategy and liquidity. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. Except as may be required by applicable law, The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, whether as a result of new information, future events or otherwise.

For further information:

CORPORATE CONTACTS:

Jeremy Feffer, LifeSci Advisors, Inc.

jfeffer@lifesciadvisors.com

Matthew Duffy, Chief Business Officer

mduffy@nrxpharma.com